EXHIBIT 4.01

Wachovia Bank, N.A.
Commercial Banking
FL6087
200 South Biscayne Boulevard
Annex Building
Miami. FL 33131

Tel 305 789-1220
Fax 305 789-5036

WACHOVIA

October 27, 2009

Michael Steiner

Dryclean USA, Inc

290 NE 68th Street

Miami, FL 33138

RE:

Promissory Note from Dryclean USA, Inc. (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) in the original principal amount of $2,250,000.00 dated November 2, 1998 including any amendments (the “Note”)

Dear Mr. Steiner:

Wachovia is pleased to extend its obligation to advance funds under the Note until October 30, 2010.  This extension will be subject to a $2,500.00 renewal fee.

All other terms, conditions and provisions of the Note and Loan Documents (as defined in the Note) remain unchanged and in full force and effect.

Thank you for allowing Wachovia to be of service. Please feel free to call me if you have any questions about this renewal.

Sincerely,

Wachovia Bank, National Association
A Wells Fargo Company

/s/ John Costa

John Costa

Senior Vice President